Exhibit (d)(4)

SUB-SUBADVISORY AGREEMENT

RREEF America L.L.C.

an affiliate of Deutsche Asset Management, Inc.

875 N. Michigan Avenue

41st Floor

Chicago, Illinois 60611

As of April 29, 2011

Deutsche Asset Management (Hong Kong) Limited

Deutsche Investment Management Americas Inc. (“DIMA” and/or the “Advisor”) has delegated to RREEF America L.L.C. (“RREEF”) substantially all of its duties under a subadvisory agreement (the “Subadvisory Agreement”) dated as of April 29, 2011, as amended from time to time, on behalf of the DWS RREEF Global Real Estate Securities Fund (the “Fund”), a series of the DWS Securities Trust, (the “Trust”), a Massachusetts business trust.  A copy of the Subadvisory Agreement has been previously furnished to you.  In furtherance of such duties to the Fund, and with the approval of the Fund, we wish to avail ourselves of your investment advisory services.  Accordingly, with the acceptance of the Fund, we hereby agree with you as follows for the duration of this Agreement:

1.      You agree to furnish to us such information, investment recommendations, advice and assistance as we shall from time to time reasonably request.  You shall primarily be responsible for recommendations with respect to securities of companies primarily located in the following geographic region(s) (the “Territory”): ____________Asia__________________.  In carrying out your investment advisory duties hereunder, you will comply with the objectives, guidelines and restrictions as may be agreed upon by you and us in writing from time to time, and also with the investment restrictions outlined in the Fund’s registration statement filed with the U.S. Securities and Exchange Commission, as the same may be amended from time to time. You shall submit to all regulatory and administrative bodies having jurisdiction over the services provided pursuant to this Agreement any information, reports or other material which any such body by reason of this Agreement may request or require pursuant to applicable laws and regulations.

2.           We agree to pay to you, as compensation for the services to be rendered by you pursuant to this Agreement, a monthly fee to be calculated as provided in this Section 2.  Your fee will be a percentage of the monthly fee received by us (through DIMA) under the Subadvisory Agreement.  The percentage of the fee that you will receive will be based upon the FTSE EPRA / NAREIT Global Real Estate Index (the “Index”).  Your fee will be calculated by multiplying the total monthly fee received by RREEF under the Subadvisory Agreement by the proportion of total real estate investments in the Index which are attributed to your Territory (as measured based upon the latest articulation of the Index prior to the payment date).  We will, within ten (10) days following our receipt of the fees paid to us under the Subadvisory

Agreement, calculate the dollar value of your monthly fee and transmit the same to you in United States Dollars.

In the event that we determine that you are not authorized under United States securities laws to receive compensation with respect to the Fund for your Territory (or any part thereof), you will not receive your monthly fee (or such portion of your monthly fee corresponding to the portion of your Territory for which such a determination has been made).  The fees that would have otherwise been paid to you but for this decision will be redistributed pro rata among RREEF and the other similarly situated regional subadvisers providing investment advisory services under similar sub-subadvisory agreements (“Regional Subadvisers”).

In the event that this Agreement is terminated for any reason, RREEF will use the date of termination as the measurement date for the purpose of determining the percentage of fees owed to you.  Such fees will be prorated by the number of days during the month of termination on which you perform the services provided for herein.  Any excess fees held by RREEF after such calculations are made will be divided amongst RREEF and the other Regional Subadvisers in accordance with the Index and formula listed above.

We agree to work with you, in order to make our relationship as productive as possible for the benefit of the Fund, to further the development of your ability to provide the services contemplated by Section 1. To this end we agree to work with you to assist you in developing your research techniques, procedures and analysis.  We may from time to time furnish you with informal memoranda reflecting our understanding of our working procedures with you, which will be agreed to by each of us and may be revised as you work with us pursuant to this Agreement.  We agree not to furnish, without your consent, to any person other than our personnel and directors and representatives of the Fund any tangible research material that is prepared by you, that is not publicly available, and that has been stamped or otherwise clearly indicated by you as being confidential.

You agree to treat the Fund’s portfolio holdings as confidential information in accordance with the Fund’s "Policy Regarding Disclosure of Portfolio Holdings," as such policy may be amended from time to time, and to prohibit your employees from trading on any such confidential information.  We agree that upon DIMA’s notification to us of any amendments to the Fund’s “Policy Regarding Disclosure of Portfolio Holdings,” we will notify you of the same.

3.           You shall be entitled to sub-delegate, where necessary, the performance of any or all of the services hereunder to any member of a company controlled by Deutsche Bank AG (“Group Companies”), provided that if such delegation would violate the anti-assignment provisions of the U.S. Investment Advisers Act of 1940, as amended, or any other applicable law or regulation, then it shall not be permitted without the approval of the Trustees of the Fund.

4.           You agree that you will not make a short sale of any capital stock of the Fund, or purchase any share of the capital stock of the Fund otherwise than for investment.

5.           Your services to us are not to be deemed exclusive and you are free to render similar services to others, except as otherwise provided in Section 1 hereof.

6.           Nothing herein shall be construed as constituting you an agent of us or of the Fund.

7.           You represent and warrant that you are registered as an investment advisor under the U.S. Investment Advisers Act of 1940, as amended.  You agree to maintain such registration in effect during the term of this Agreement.

8.           Neither you nor any affiliate of yours shall receive any compensation in connection with the placement or execution of any transaction for the purchase or sale of securities or for the investment of funds on behalf of the Fund, except that you or your affiliates may receive a commission, fee or other remuneration for acting as broker in connection with the sale of securities to or by the Fund, if permitted under the U.S. Investment Company Act of 1940, as amended, and all other applicable laws and regulations.

9.           You agree that you will not consult with any other subadviser engaged by Adviser with respect to transactions in securities or other assets concerning the Fund or another fund advised by Adviser, except to the extent such consultation is made with respect to the Fund(s) with another affiliated adviser in the Group Companies, or to the extent permitted under the U.S. Investment Company Act of 1940, as amended.

10.           We agree that you may rely on information reasonably believed by you to be accurate and reliable.  We further agree that neither you nor your officers, directors, employees or agents shall be subject to any liability for any act or omission in the course of, connected with or arising out of any services to be rendered hereunder except by reason of willful misfeasance, bad faith or gross negligence in the performance of your duties or by reason of reckless disregard of your obligations and duties under this Agreement.  We acknowledge and agree that we are responsible for all of your acts and omissions in performing the services under this Agreement.

11.           This Agreement shall remain in effect until September 30, 2011 and shall continue in effect thereafter, but only so long as such continuance is specifically approved at least annually by the affirmative vote of (i) a majority of the members of the Fund’s Board of Trustees who are not interested persons of the Fund, you or us, cast in person at a meeting called for the purpose of voting on such approval, and (ii) a majority of the Fund’s Board of Trustees or the holders of a majority of the outstanding voting securities of the Fund.  This Agreement may nevertheless be terminated at any time, without penalty, by the Fund’s Board of Trustees or by vote of holders of a majority of the outstanding voting securities of the Fund, upon 60 days’ written notice delivered or sent by registered mail, postage prepaid, to you, at your address given in Paragraph 13 hereof or at any other address of which you shall have notified us in writing, or by you upon 60 days’ written notice to us and to the Fund, and shall automatically be terminated in the event of its assignment or of the termination (due to assignment or otherwise) of the Subadvisory Agreement, provided that an assignment to a corporate successor to all or substantially all of your business or to a wholly-owned subsidiary of such corporate successor which does not result in a change of actual control or management of your business shall not be deemed to be an assignment for purposes of this Agreement. Any such notice shall be deemed given when received by the addressee.

12.           This Agreement may not be transferred, assigned, sold or in any manner hypothecated or pledged by either party hereto.  It may be amended by mutual agreement, but only after authorization of such amendment is specifically approved by the affirmative vote of (i) the holders of a majority of the outstanding voting securities of the Fund (to the extent required by applicable law); and (ii) a majority of the members of the Fund’s Board of Trustees who are not interested persons of the Fund, you or us, cast in person at a meeting called for the purpose of voting on such approval.  Any required shareholder approval shall be effective with respect to the Fund if a majority of the outstanding voting securities of the Fund vote to approve the amendment, notwithstanding that the amendment may not have been approved by a majority of the outstanding voting securities of (a) any other fund affected by the amendment or (b) all of the portfolios of the Trust.

13.           Any notice hereunder shall be in writing and shall be delivered in person or by facsimile (followed by mailing such notice, air mail postage paid, the day on which such facsimile is sent).

Addressed:

If to RREEF America L.L.C., to:

RREEF America L.L.C.
Floor 26
101 California Street
San Francisco, CA  94111
Attention:     Chief Operating Officer

If to Deutsche Asset Management (Hong Kong) Limited, to:

Deutsche Asset Management (Hong Kong) Limited
Floor 48, Cheung Kong Center
2 Queen’s Road Central
Hong Kong, China
Attention:        Legal Department

or to such other address as to which the recipient shall have informed the other party.

Notice given as provided above shall be deemed to have been given, if by personal delivery, on the day of such delivery, and if by facsimile and mail, the date on which such facsimile and confirmatory letter are sent.

14.           This Agreement shall be construed in accordance with the laws of the State of New York, provided, however, that nothing herein shall be construed as being inconsistent with the U.S. Investment Company Act of 1940, as amended.  As used herein the terms “interested person,” “assignment,” and “vote of a majority of the outstanding voting securities” shall have the meanings set forth in the U.S. Investment Company Act of 1940, as amended.

15.           The Agreement and Declaration of Trust, a copy of which, together with all amendments thereto (the "Declaration"), is on file in the Office of the Secretary of State of The Commonwealth of Massachusetts, provides that the name DWS RREEF Global Real Estate Securities Fund and/or DWS Securities Trust refers to the Trustees under the Declaration collectively as Trustees, but not as individuals or personally; and no Trustee, shareholder, officer, employee or agent of the Fund shall be held to any personal liability, nor shall resort be had to their private property, for the satisfaction of any obligation or claim, in connection with the affairs of the Fund or any portfolio thereof, but only the assets belonging to the Fund, or to the particular portfolio with respect to which such obligation or claim arose, shall be liable.

16.           Upon execution of this Agreement, you shall provide the Adviser with your written policies and procedures, or summaries thereof ("Compliance Policies"), that are reasonably designed to prevent violation of Federal Securities Laws as defined in Rule 38a-1 under the U.S Investment Company Act of 1940, as amended and as required by Rule 206(4)-7 under the U.S. Investment Advisers Act of 1940.  Throughout the term of this Agreement, you shall submit to the Adviser: (i) no less frequently than annually any material changes (or summaries thereof) to the Compliance Policies, (ii) no less frequently than the next regular report to the Adviser, notification of any litigation or investigation that, in your reasonable determination, would have a material impact on your ability to perform your obligations under this Agreement, and (iii) no less frequently than the next regular report to the Adviser, notification of any material compliance matter that, in your reasonable determination, relates to the services provided by you to the Fund, including but not limited to any material violation of the Compliance Policies, the commencement or results of any regulatory examination conducted, or periodic testing of the Compliance Policies, provided that any such notification and/or disclosure required herein is not prohibited by applicable law.  Throughout the term of this Agreement, you shall provide the Adviser with any certifications, information and access to personnel and resources (including those resources that will permit testing of the Compliance Policies by the Adviser) that the Adviser may reasonably request to enable the Fund to comply with Rule 38a-1 under the U.S. Investment Company Act of 1940, provided, however, that the provision of such certifications, information and access is not prohibited by applicable law.  You may deliver to RREEF all reports, summaries, notifications, certifications, and other information you are required by this paragraph to deliver to the Adviser, and RREEF will then coordinate and deliver the same to the Adviser on your behalf.

[Signature Page Immediately Follows]

If you are in agreement with the foregoing, please sign the form of acceptance on the enclosed counterpart hereof and return the same to us.

Very truly yours,

RREEF AMERICA L.L.C.

By:  /s/John Robertson
Name: John Robertson
Title: MD

The foregoing agreement is hereby accepted as of the date first above written.

Deutsche Asset Management (Hong Kong) Limited

By:  /s/Stephen Harris
Name: Stephen Harris
Title: Managing Director

Accepted:

DWS RREEF Global Real Estate Securities Fund

By:   /s/John Millette
Name: John Millette
Title: Vice President